99.1 Press release issued by the Company on July 26, 2004 announcing 2004 second quarter results of operations

      Heartland Bancshares, Inc. Announces Increased Second Quarter Earnings.

Franklin, Ind. - July 26, 2004, Heartland Bancshares, Inc. IN (HRTB - OTC BB) announced that it recorded net income of $293,000 or $.21 per share for the quarter ended June 30, 2004 an increase of $242,000 or 475% from the quarter ended June 30, 2003. Comparatively, Heartland recorded net income of $51,000 or $.04 per share for the quarter ended June 30, 2003. Heartland's net income for the six months ended June 30, 2004 was $643,000 or $.46 per share compared to $98,000 or $.07 per share for the six months ended June 30, 2003.

Heartland did not record any provision for loan losses during the quarter ended June 30, 2004 compared to $239,000 recorded in the second quarter 2003. Heartland's allowance for loan losses at June 30, 2004 was $3,331,000 or 2.86% of loans. Net loan charge-offs were $35,000 for the quarter ended June 30, 2004 compared to $108,000 for the quarter ended June 30, 2003. Non-performing assets total $3,300,000 or 1.84% of total assets at June 30, 2004 and include $1,905,000 of non-accrual loans, $235,000 of loans greater than 90 days past due and still accruing and $1,160,000 of other real estate and repossessed assets. Non-performing assets totaled $3,611,000 or 2.11% of total assets at March 31, 2004 and totaled $5,571,000 or 3.21% of total assets at June 30, 2003.

Net interest income increased by $153,000 to $1,719,000 for the second quarter of 2004, from $1,566,000 for the second quarter of 2003. The increase in net interest income is primarily attributable to higher average levels of interest earning assets and lower average levels of non-performing assets in 2004 compared to 2003. Non-interest income was $49,000 lower in the second quarter of 2004 compared to 2003 due to lower volume of mortgage loan originations and sales. Non-interest expenses were $33,000 lower in the second quarter 2004 compared to the second quarter 2003, primarily due to lower wages including commissions paid on mortgage loan originations.

Total assets increased $11,540,000 to $179,469,000 at June 30, 2004 from $167,929,000 at December 31, 2003. During this same period, total deposits increased by $15,597,000 to $153,103,000 at June 30, 2004, while gross loans increased $3,052,000 to $116,608,000 at June 30, 2004.

President Steve Bechman commented "We are pleased to report our continued positive trend in earnings resulting from our efforts to improve our credit quality including the reduction of loan charge-offs, provision expense and non-performing assets. While we continue to make asset quality our first priority, we have begun to reemphasize loan and deposit growth, which is evidenced by our second quarter 2004 growth levels."

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.

Contact:  Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

                           HEARTLAND BANCSHARES, INC.
                            SELECT BALANCE SHEET DATA
                       June 30, 2004 and December 31, 2003
                          (Dollar amounts in thousands)
                                   (Unaudited)

                                                        June 30,    December 31,
                                                          2004           2003
                                                          ----           ----

Total cash and cash equivalents                        $   14,754    $    10,717
Securities available-for-sale                              40,410         35,108
Loans                                                     116,608        113,556
Allowance for loan losses                                   3,331          3,301
Total deposits                                            153,103        137,506
Total Liabilities                                         166,886        155,377
Shareholders' equity                                       12,583         12,552
Total assets                                           $  179,469     $  167,929



                           HEARTLAND BANCSHARES, INC.
                         SELECTED INCOME STATEMENT DATA
        Three and Six Months ended June 30, 2004 and 2003 (Dollar amounts
                      in thousands, except per share data)
                                   (Unaudited)

                                    Three Months             Six Months
                                   Ended June 30,          Ended June 30,
                                  2004        2003        2004       2003
                                  ----        ----        ----       ----

Interest income                  $2,272      $2,289      $4,449    $4,695
Interest expense                    553         723       1,098     1,539
Provision for loan losses             -         239        (200)      489
Noninterest income                  546         595         990     1,099
Noninterest expense               1,804       1,837       3,539     3,602
Income tax expense/(benefit)        168          34         359        66
Net income                          293          51         643        98
Basic earnings per share            .21         .04         .46       .07
Diluted earnings per share          .20         .04         .45       .07